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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                            (AMENDMENT NO. ________)*


                           EXACT SCIENCES CORPORATION
                           --------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                    30063P105
                                    ---------
                                 (CUSIP Number)


                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  2  OF  16
           ---------                                            ---    ----
--------------------                                   -------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        One Liberty Fund III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0 shares
       NUMBER OF        --------------------------------------------------------
         SHARES         6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY             2,138,231 shares
          EACH          --------------------------------------------------------
       REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:               0 shares
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             2,138,231 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,138,231 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  3  OF  16
           ---------                                            ---    ----
--------------------                                   -------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OneLiberty Partners III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0 shares
       NUMBER OF        --------------------------------------------------------
         SHARES         6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY             2,138,231 shares
          EACH          --------------------------------------------------------
       REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:               0 shares
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             2,138,231 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,138,231 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  4  OF  16
           ---------                                            ---    ----
--------------------                                   -------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OneLiberty Fund IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0 shares
       NUMBER OF        --------------------------------------------------------
         SHARES         6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY             475,794 shares
          EACH          --------------------------------------------------------
       REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:               0 shares
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             475,794 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        475,794 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.5%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  5  OF  16
           ---------                                            ---    ----
--------------------                                   -------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OneLiberty Partners IV, LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0 shares
       NUMBER OF        --------------------------------------------------------
         SHARES         6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY             475,794 shares
          EACH          --------------------------------------------------------
       REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:               0 shares
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             475,794 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        475,794 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.5%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  6  OF  16
           ---------                                            ---    ----
--------------------                                   -------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OneLiberty Advisors Fund IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0 shares
       NUMBER OF        --------------------------------------------------------
         SHARES         6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY             475,794 shares
          EACH          --------------------------------------------------------
       REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:               0 shares
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             475,794 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        475,794 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.5%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  6  OF  16
           ---------                                            ---    ----
--------------------                                   -------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Edwin M. Kania, Jr.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             13,333 shares
       NUMBER OF        --------------------------------------------------------
         SHARES         6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY             2,614,025 shares
          EACH          --------------------------------------------------------
       REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:               13,333 shares
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             2,614,025 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,627,358 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  8  OF  16
           ---------                                            ---    ----
--------------------                                   -------------------------

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen J. Ricci
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0 shares
       NUMBER OF        --------------------------------------------------------
         SHARES         6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY             2,614,025 shares
          EACH          --------------------------------------------------------
       REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON
         WITH:               0 shares
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             2,614,025 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,614,025 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.9%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  9  OF  16
           ---------                                            ---    ----
--------------------                                   -------------------------

                                  SCHEDULE 13G

Item 1(a).        NAME OF ISSUER:

                  EXACT Sciences Corporation

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  63 Great Road
                  Maynard, MA  01754

Item 2(a).        NAMES OF PERSONS FILING:

                  (1) One Liberty Fund III, L.P. ("Fund III"); (2) OneLiberty Partners III, L.P. ("Partners III"); (3) OneLiberty Fund IV, L.P. ("Fund IV"); (4) OneLiberty Partners IV, LLC ("Partners IV"); (5) OneLiberty Advisors Fund IV, L.P. ("Advisors IV");
                  (6) Edwin M. Kania, Jr. ("Kania") and (7) Stephen J. Ricci ("Ricci"). Ricci and Kania are the general partners of Partners III and the individual managing members of Partners
                  IV. Partners III is the general partner of Fund III. Partners IV is the general partner of each of Fund IV and Advisors IV.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of Fund III, Partners III, Fund IV, Partners IV, Advisors IV, Kania and Ricci is c/o OneLiberty Ventures, 150 CambridgePark Drive, Cambridge, MA 02140.

Item 2(c).        CITIZENSHIP:

                  Each of Fund III, Partners III, Fund IV and Advisors IV is a limited partnership organized under the laws of the state of Delaware. Partners IV is a limited liability company organized under the laws of the state of Delaware. Each of Kania and Ricci is a United States citizen.

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock
                  $.01 par value per share

Item 2(e).        CUSIP NUMBER:

                  30063P105

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (d), CHECK WHETHER THE PERSON FILING IS a:

                  Not applicable

Item 4.           OWNERSHIP.

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  10  OF  16
           ---------                                            ----    ----
--------------------                                   -------------------------

     (a)  Amount Beneficially Owned:

          As of December 31, 2001, Fund III is the record holder of 2,138,231 shares of Common Stock. As of December 31, 2001, Fund IV is the record holder of 465,099 shares of Common Stock. As of December 31, 2001 Advisors IV is the record holder of 10,695 shares of Common Stock. As of December 31, 2001, Partners III does not hold any shares of Common Stock, but as general partner of Fund III, may be deemed to own beneficially 2,138,231 shares of Common Stock. As of December 31, 2001, Partners IV does not hold any shares of Common Stock, but as general partner of Fund IV and Advisors IV, may be deemed to own beneficially 475,794 shares of Common Stock. By virtue of their relationship as affiliated limited partnerships who have an overlapping general partner, Partners IV, each of Fund IV and Advisors IV may be deemed to own beneficially 475,794 shares of Common Stock. In their capacities as individual managing members of Partners IV and the general partners of Partners III, Kania and Ricci may be deemed to own beneficially 2,614,025 shares of Common Stock. Kania is also the record owner of stock options to purchase 13,333 shares of Common Stock exercisable within 60 days of December 31, 2001. Each reporting person expressly disclaims beneficial ownership, except to the extent of his or its pecuniary interest therein, if any, of any shares of Common Stock, except in the case of (i) Fund III for the 2,138,231 shares of Common Stock which it holds of record, (ii) Fund IV for the 465,099 shares of Common Stock which it holds of record, (iii) Advisors IV for the 10,695 shares of Common Stock which it holds of record and (iv) Kania for the options to purchase 13,333 shares of Common Stock which he holds of record.

     (b)  Percent of Class:

          One Liberty Fund III, L.P.         11.4%
          OneLiberty Partners III, L.P.      11.4%
          OneLiberty Fund IV, L.P.            2.5%
          OneLiberty Partners IV, LLC         2.5%
          OneLiberty Advisors Fund IV, L.P.   2.5%
          Edwin M. Kania, Jr.                14.0%
          Stephen J. Ricci                   13.9%

          The foregoing percentages are calculated based on 18,780,807 shares of Common Stock reported to be outstanding as of October 25, 2001, in the Issuer's Form 10-Q filed on October 26, 2001, as adjusted pursuant to Rule 13d-3(d)(1).

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote: 0 shares for each reporting person except for Kania. For Kania, 13,333 shares of Common Stock which may be purchased pursuant to stock options exercisable within 60 days of December 31, 2001.

          (ii) shared power to vote or to direct the vote:

               One Liberty Fund III, L.P.         2,138,231
               OneLiberty Partners III, L.P.      2,138,231
               OneLiberty Fund IV, L.P.             475,794
               OneLiberty Partners IV, L.L.C.       475,794
               OneLiberty Advisors Fund IV, L.P.    475,794

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  11  OF  16
           ---------                                            ----    ----
--------------------                                   -------------------------

               Edwin M. Kania, Jr.                2,627,358
               Stephen J. Ricci                   2,614,025

         (iii) sole power to dispose or to direct the disposition of:

               0 shares for each reporting person except for Kania. For Kania, 13,333 shares of Common Stock which may be purchased pursuant to stock options exercisable within 60 days of December 31, 2001.

          (iv) shared power to dispose or to direct the disposition of:

               One Liberty Fund III, L.P.         2,138,231 shares
               OneLiberty Partners III, L.P.      2,138,231 shares
               OneLiberty Fund IV, L.P.             475,794 shares
               OneLiberty Partners IV, LLC          475,794 shares
               OneLiberty Advisors Fund IV, L.P.    475,794 shares
               Edwin M. Kania, Jr.                2,627,358 shares
               Stephen J. Ricci                   2,614,025 shares

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not  applicable

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable

Item 10.  CERTIFICATIONS.

          Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  12  OF  16
           ---------                                            ----    ----
--------------------                                   -------------------------


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 14, 2002              ONE LIBERTY FUND III, L.P.

                                       By:  OneLiberty Partners III, L.P.,
                                            its General Partner

                                       By:  /s/ Edwin M. Kania, Jr.
                                            ---------------------------------
                                            Edwin M. Kania, Jr.
                                            General Partner


Dated:  February 14, 2002              ONELIBERTY PARTNERS III, L.P.


                                       By:  /s/ Edwin M. Kania, Jr.
                                            ---------------------------------
                                            Edwin M. Kania, Jr.
                                            General Partner


Dated:  February 14, 2002              ONELIBERTY FUND IV, L.P.

                                       By:  OneLiberty Partners IV, LLC,
                                            its General Partner

                                       By:  /s/ Edwin M. Kania, Jr.
                                            ---------------------------------
                                            Edwin M. Kania, Jr.
                                            Managing Member


Dated:  February 14, 2002              ONELIBERTY ADVISORS FUND IV, L.P.

                                       By:  OneLiberty Partners IV, LLC,
                                            its General Partner

                                       By:  /s/ Edwin M. Kania, Jr.
                                            ----------------------------------
                                            Edwin M. Kania, Jr.
                                            Managing Member

--------------------                                   -------------------------
CUSIP NO.  30063P105                    13G                PAGE  13  OF  16
           ---------                                            ----    ----
--------------------                                   -------------------------



Dated:  February 14, 2002                  ONELIBERTY PARTNERS IV, LLC


                                           By:  /s/ Edwin M. Kania, Jr.
                                                --------------------------------
                                                Edwin M. Kania, Jr.
                                                Managing Member


Dated:  February 14, 2002
                                           /s/ Edwin M. Kania, Jr.
                                           -------------------------------------
                                           Edwin M. Kania, Jr.


Dated:  February 14, 2002
                                           /s/ Stephen J. Ricci
                                           -------------------------------------
                                           Stephen J. Ricci